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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                              MMC Networks, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  55308N 10 2
                   -----------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

                               Page 1 of 4 Pages

-----------------------                                  ---------------------
  CUSIP NO. 55308N 10 2                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Alexander Joffe
      SSN#: ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Israel

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,904,250 shares/1/

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,904,250 shares/1/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,904,250 shares/1/

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.66%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT


(1) Includes 131,250 shares issuable pursuant to options currently exercisable or exercisable within 60 days of December 31, 1997. Also includes 9,000 shares held by Mr. Joffe's minor children, as to which Mr. Joffe disclaims beneficial ownership.

  CUSIP NO. 55308N 10 2                                    PAGE 3 OF 4 PAGES


ITEM 1.
        (a)     Name of Issuer                                                  MMC Networks, Inc.

        (b)     Address of Issuer's Principal Executive Offices                 1134 East Arques Avenue
                                                                                Sunnyvale, CA 94086

ITEM 2.
        (a)     Name of Person Filing                                           Alexander Joffe

        (b)     Address of Principal Business Office or, if none, Residence     c/o MMC Networks, Inc.
                                                                                1134 East Arques Avenue
                                                                                Sunnyvale, CA 94086

        (c)     Citizenship                                                     Israel

        (d)     Title of Class of Securities                                    Common Stock, $.001 par value per share

        (e)     CUSIP Number                                                    55308N 10 2

ITEM 3.  THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

ITEM 4.  OWNERSHIP

        (a)     Amount Beneficially Owned                                       1,904,250 Common Stock

        (b)     Percent of Class                                                6.6%

        (c)     Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote -- 1,904,250

                 (ii)  shared power to vote or to direct the vote -- 0

                (iii)  sole power to dispose or direct the disposition of -- 1,904,250

                 (iv)  shared power to dispose or direct the disposition of -- 0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [_].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

  CUSIP NO. 55308N 10 2                                    PAGE 4 OF 4 PAGES
            --------------

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 6, 1998
                                      --------------------------------
                                                   Date


                                            /s/ ALEXANDER JOFFE
                                      --------------------------------
                                                 Signature


                                              Alexander Joffe
                                      --------------------------------
                                                 Name/Title